Exhibit 10.63

INTERDIGITAL COMMUNICATIONS CORPORATION

RESTRICTED STOCK UNIT AWARD

This is a Restricted Stock Unit Award dated as of                      from InterDigital Communications Corporation (the “Company”) to                     (“Grantee”).

1. Definitions. Capitalized terms shall have the meanings set forth below or in the Plan. As used herein:

(a) “Account” shall mean a bookkeeping account reflecting Grantee’s ownership interest in restricted stock units.

(b) “Committee” shall mean the Compensation & Stock Option Committee of the Board or, in the event the Grantee is serving on the Compensation & Stock Option Committee at the relevant time, the Board.

(c) “Date of Grant” means                     ,          the date on which the Company awarded the Restricted Stock Units.

(d) “Dividend Equivalent” means payments equivalent to dividends paid on Shares, as described in Section 7 herein.

(e) “Fair Market Value” means the closing price of a Share on the exchange or on NASDAQ, as reported in The Wall Street Journal on the relevant valuation date or, if there is no trading on that date, on the next preceding trading date.

(f) “Plan” means the InterDigital Communications Corporation 1999 Restricted Stock Plan, as amended, incorporated herein by reference.

(g) “Restricted Period” means, with respect to each Share of Restricted Stock, the period beginning on the Date of Grant and ending on the Vesting Date.

(h) “Restricted Stock” means Shares of the Company’s common stock issued pursuant to the Plan.

(i) “Restricted Stock Units” means a right to receive                      Shares of Restricted Stock, which are the subject of the Award hereby granted.

(j) “Share” or “Shares” means shares of the common stock of the Company, par value $0.01.

(k) “Vesting Date” means the earliest of (i)                     , (ii) the consummation of a Terminating Event, as defined in the Plan, (iii) Grantee’s death or disability (as determined by the Committee in its sole discretion) resulting in the end of Grantee’s service as a director of the Company, or (iv) a bonafide emergency in Grantee’s immediate family (as determined by the Committee in its sole discretion).

2. Grant of Restricted Stock Units.

(a) Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Grantee the Restricted Stock Units. The Company shall maintain an Account for Grantee reflecting the number of Restricted Stock Units credited to Grantee hereunder as a result of this grant of Restricted Stock Units and any crediting of additional Restricted Stock Units to Grantee pursuant to Dividend Equivalents.

(b) All of the terms, conditions and other provisions of the Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Grantee acknowledges receipt of a copy of the Plan and hereby agrees to be bound by the Plan (as presently in effect or hereafter amended) and this Agreement, and by all decisions and determinations of the Committee thereunder. (For purposes of this provision and other provisions of this Agreement, references to the Committee include any persons or administrative body to whom the Committee has delegated authority.)

3. Restrictions on Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, during the Restricted Period, Grantee shall not be permitted to sell, transfer, pledge or assign the Restricted Stock Units except by will or by the laws of descent and distribution.

4. Vesting and Forfeiture.

(a) Unless forfeited under Section 4(b) herein, Restricted Stock Units granted hereunder shall vest (meaning that the risk of forfeiture of such Restricted Stock Units shall lapse) at the earliest of (i) the Vesting Date, or (ii) to the extent determined by the Committee, in its sole discretion. Each Restricted Stock Unit credited as a result of Dividend Equivalents under Sections 7(b)(i) and (ii) herein shall be fully vested and nonforfeitable from and after the date of grant, and each Restricted Stock Unit credited as a result of Dividend Equivalents under Section 7(b)(iii) shall vest at the time of vesting of the forfeitable Restricted

Stock Unit which gives rise, directly or indirectly, to the crediting of such Dividend Equivalent Restricted Stock Unit.

(b) If Grantee’s service as a director of the Company ends prior to the Vesting Date, all unvested Restricted Stock Units shall be forfeited.

5. Nontransferability. Until the Restricted Stock Units become settleable under Section 4 herein, Restricted Stock Units shall not be transferable. No such transfer occurring as a result of the Grantee’s death shall be effective to bind the Company unless the Committee shall have been furnished with a copy of such will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

6. Settlement and Election to Defer Settlement. Restricted Stock Units granted hereunder, together with Restricted Stock Units credited as a result of Dividend Equivalents, shall be settled by delivery of one share of the Company’s Common Stock for each Restricted Stock Unit being settled. Settlement of a Restricted Stock Unit granted hereunder shall occur upon the lapse of the risk of forfeiture of such Restricted Stock Unit under Section 4 herein, except settlement shall be deferred in certain cases if so elected by Grantee in accordance with this Section 6. Settlement of Restricted Stock Units, which directly or indirectly result from Dividend Equivalents on Restricted Stock Units granted hereunder, shall occur at the time of settlement of the granted Restricted Stock Unit. By filling out, signing, and returning Exhibit “A” to this Agreement, Grantee may elect to defer the date of settlement of Restricted Stock Units vested under Section 4(a) or (b) above as described in Exhibit “A”. If Exhibit “A” is not signed and returned, settlement of all Restricted Stock Units will occur upon the lapse of the risk of forfeiture under Section 4 herein. Grantee may elect to defer delivery.

7. Dividend Equivalents and Adjustments.

(a) Dividend Equivalents shall be credited on Restricted Stock Units (other than Restricted Stock Units that, at the relevant record date, previously have been settled or forfeited) in accordance with this Section 7.

(b) Dividend Equivalents shall be credited on Restricted Stock Units (other than Restricted Stock Units that, at the relevant record date, previously have been settled or forfeited), as follows:

(i)

Cash Dividends. If the Company declares and pays a dividend or distribution on its Shares in the form of cash, then a number of additional Restricted Stock Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution, multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at such payment date.

(ii)	Non-Common Stock Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of property other than Shares, then a number of additional Restricted Stock Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution, multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at such payment date.

(iii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Shares in the form of additional Shares, or there occurs a forward split of Shares, then a number of additional Restricted Stock Units shall be credited to Grantee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Restricted Stock Units credited to the Account as of the record date for such dividend or distribution or split, multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.

8. Other Terms Relating to Restricted Stock Units.

(a) The number of Restricted Stock Units credited to a Grantee’s Account shall include fractional Restricted Stock Units calculated to at least three decimal places, unless otherwise determined by the Committee. Upon settlement of Restricted Stock Units, Grantee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Restricted Stock Units.

(b) It shall be a condition to the Company’s obligation to issue and deliver Shares in settlement of the Restricted Stock Units that the Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, or local income or other taxes. If the amount requested is not paid, the Company may refuse to deliver the Shares in settlement of the Restricted Stock Units until such amount is paid. The Committee may, in its discretion, permit a Grantee (or the person to whom ownership rights may have passed by Will or the laws of descent and distribution) to pay all or a portion of the amount requested by the Company for such taxes, at such time and in such manner as the Committee shall deem to be appropriate, including by authorizing the Company to withhold from the Shares to be delivered in settlement, or by agreeing to surrender to the Company on or about the date such tax liability is determinable, Shares having a Fair Market Value on such date equal to the amount of such tax liability or a specified portion of such tax liability.

9. Absence of Tax Gross-Up Payment. There shall be no tax gross-up on the Restricted Stock Units.

10. Notices. Any notice to the Company under this Agreement shall be made in care of the Committee to the office of the General Counsel, at the Company’s main office in King of Prussia, Pennsylvania. All notices under this Agreement shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.

11. Securities Laws. The Committee may from time to time impose any conditions on the Restricted Stock Units or on the Restricted Stock as it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

12. Award Not to Affect Service. The Award granted hereunder shall not confer upon Grantee any right to continue as a director of the Company.

13. Miscellaneous.

(a) The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the Grantee’s address as reflected in the Company’s personnel records.

(b) The Grantee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he/she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions thereof. Grantee agrees to hereby accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him/her any taxes required to be withheld by federal, state or local law in connection with the Award.

(c) Any provision for distribution in settlement of Grantee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Grantee or any person to whom ownership right may have passed any right to, or claim against any specific assets of the Company, nor result in the creation of any trust or escrow account for Grantee or any person to whom ownership rights may have passed. Grantee or any person to whom ownership rights may have passed entitled to any distribution hereunder shall be a general creditor of the Company.

(d) The validity, performance, construction and effect of this Award shall be governed by the laws of Pennsylvania, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, this Restricted Stock Award has been duly executed.

ATTEST:	INTERDIGITAL COMMUNICATIONS CORPORATION

BY:

GRANTEE

EXHIBIT “A”

INTERDIGITAL COMMUNICATIONS CORPORATION

RESTRICTED STOCK UNIT ELECTION FORM

Grant Date:

                     Shares

Check Only One:

☐	I hereby elect to have my Restricted Stock Units settled upon the lapse of the risk of forfeiture under Section 4 of the Restricted Stock Units Agreement between myself and InterDigital Communications Corporation dated as of (this election will apply if no box is checked).

☐	I hereby elect to defer the settlement of my Restricted Stock Units until (subject to accelerated settlement upon the consummation of a Terminating Event* or my cessation of service as a director of the Company).

☐	I hereby elect to defer the settlement of my Restricted Stock Units until my cessation of service as a director of the Company (subject to accelerated settlement upon the consummation of a Terminating Event*).

*	As defined in the 1999 Restricted Stock Plan, as amended.

GRANTEE